Exhibit (d)(3)

PERSONAL AND CONFIDENTIAL

May 9, 2012

Griffin Holdings, LLC

C/O

Mr. Rick Jezzi

A.D. Jezzi & Associates, LLC

169 Upland Terrace

Bala Cydwyd, PA 19004

Dear Sir:

In connection with your possible interest in a manufacturer of specialty wipes (the “Company”), we are furnishing to you, upon your execution and delivery to us of this letter agreement, certain information about the operations of the Company. All information about the Company furnished by the Company or by us or our affiliates, or the Company’s or our respective directors, officers, employees, agents or controlling persons (such affiliates and other persons collectively referred to herein as “Representatives”), is referred to in this letter agreement as “Proprietary Information”. Proprietary information does not include, however, information which (a) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (b) was available to you on a nonconfidential basis prior to its disclosure by us or (c) becomes available to you on a nonconfidential basis from a person other than us who is not bound by a confidentiality agreement with us or our Representatives. As used in this letter, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual.

Unless otherwise agreed to in writing by us, you agree (a) except as required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than those employed by you or those who on your behalf are actively and directly participating in the evaluation of a possible investment in the Company (the “Proposed Transaction”) or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and to cause those persons to observe the terms of this letter agreement and (b) not to use Proprietary Information for any purpose other than in connection with the evaluation of the Proposed Transaction. You will be responsible for any breach of the terms hereunder by you or your Representatives. In the event that you are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, you agree that you will provide us with prompt notice of such request(s) to enable us to seek an appropriate protective order and that you will cooperate with us in that process.

Unless otherwise required by law, neither you nor your Representatives will, without our prior written consent, disclose to any person (other than those actively and directly participating in the Proposed Transaction) any information about the Company or the Proposed Transaction, or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the Proprietary Information has been made available to you. In no case will you disclose to any person (other than those actively and directly participating in the Proposed Transaction) that the Company’s owners are considering a possible sale. In no case will you contact any employee, customer or vendor of the Company without our permission.

Without the Company’s prior written consent, you covenant and agree that you will not for a period of eighteen (18) months from the date hereof directly or indirectly solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with the Proposed Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by, or encouragement from, you.

Griffin Holdings, LLC

May 9, 2012

All Proprietary Information shall remain the exclusive property of the disclosing party, and nothing in this letter agreement shall be deemed to grant the recipient party any rights in or to the Proprietary Information, or any part thereof.

Upon completion of the purposes stated above or termination of discussions regarding the Proposed Transaction, you shall promptly return all materials incorporating Proprietary Information and all copies of the same, and shall cause any third parties to whom disclosure was made to do the same.

In the event you breach this letter agreement, then the Company shall have the right to (i) demand the immediate return of all Proprietary Information; (ii) recover its actual damages incurred by reason of such breach, including, without limitation, its reasonable attorney’s fees and cost of suit; (iii) obtain injunctive relief to prevent such breach or to otherwise enforce the terms of this letter agreement; and (iv) pursue any other remedy available at law or in equity. You specifically acknowledge that unauthorized disclosure of Proprietary Information would result in irreparable harm, for which there is no adequate remedy at law. You therefore agree that in the event of unauthorized disclosure, the Company shall be entitled to an injunction and that no bond shall be required. This remedy shall be in addition to any other remedy available at law or in equity.

This letter agreement and any disputes arising under or in connection with it shall be governed by the laws of the state of Illinois, without giving effect to the principles of conflicts of law thereof. The parties each hereto submit himself or itself for the sole purpose of this letter agreement and any controversy arising hereunder, to the exclusive jurisdiction of the state courts in the state of Illinois and waive any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any state court in the state of Illinois.

If at any time during the term of this letter agreement, any provision hereof proves to be or becomes invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary in order to render such provision valid and enforceable; if such provision may not be so saved, it shall be severed and the remainder of this letter agreement shall remain in full force and effect.

Although the Proprietary Information contains information which we believe to be relevant for the purpose of your evaluation of the Proposed Transaction, we do not make any representation or warranty as to the accuracy or completeness of the Proprietary Information. Neither we, our affiliates, nor any of our respective officers, directors, employees, agents or controlling persons shall have any liability to you or any of your Representatives relating to or arising from the use of the Proprietary Information.

This letter agreement shall inure to the benefit of the Company and shall be enforceable by it without limitation.

The terms of this letter agreement shall remain in effect for eighteen (18) months from the day hereof.

You represent that the person signing this letter agreement is authorized to execute it on your behalf, and you acknowledge that we are executing this letter agreement on behalf of the Company.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

MESIROW FINANCIAL, INC.

353 North Clark Street

Chicago, IL 60654

Fax: (312) 595-7980

Sincerely,

MESIROW FINANCIAL, INC., on behalf of the Company		Accepted and Agreed to this 9th day of May, 2012.

GRIFFIN HOLDINGS, LLC

By:	/s/ Rick Weil	By:	/s/ Shaun Gabbay
	Rick Weil, Managing Director	Shaun Gabbay, Manager

Tufco Technologies, Inc.

3161 South Ridge Road / P.O. Box 23500

Green Bay, WI 54305-3500

Griffin Holdings, LLC

2121 Avenue of the Stars

Suite 2575

Los Angeles, CA 90067

January 6, 2014

Tufco Technologies, Inc. – Griffin Holdings, LLC Confidentiality Agreement Amendment

Ladies and Gentlemen:

Reference is made to that certain Confidentiality Agreement, dated as of May 9, 2012 (the “Confidentiality Agreement”), between Griffin Holdings, LLC (“Purchaser”) and Mesirow Financial Inc., on behalf of Tufco Technologies, Inc. (the “Company”, and together with the Purchaser, the “Parties”).

The purpose of this letter agreement is to amend the first sentence of the fourth paragraph and the twelfth paragraph of the Confidentiality Agreement. The Parties hereto hereby agree to delete the reference to “18 months” in the first sentence of the fourth paragraph and in the twelfth paragraph of the Confidentiality Agreement and substitute in lieu thereof “two years.”

This letter agreement constitutes a valid and binding agreement of Purchaser and the Company enforceable against each of them in accordance with its terms. This letter agreement shall not be amended or modified other than means of a writing signed by all the parties. This letter agreement may be executed in counterparts which, when taken together, constitute one and the same agreement. This letter agreement shall be enforceable and binding upon any successors or assigns of Purchaser and the Company. Except as specifically amended hereby, the Confidentiality Agreement shall continue in full force and effect and is hereby in all other respects ratified and confirmed.

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

TUFCO TECHNOLOGIES, INC.

By:	/s/ Robert J. Simon
Name: Robert J. Simon Title: Chairman of the Board

Accepted and Agreed:

GRIFFIN HOLDINGS, LLC

By:	/s/ Shaun Gabbay
Name: Shaun Gabbay Title: Manager

Accepted and Acknowledged:

MESIROW FINANCIAL, INC.

By:	/s/ Richard Weil
Name: Richard Weil Title: Managing Director